Exhibit 99.1

Speedus Announces Second Quarter 2008 Results

August 14, 2008 – New York, New York

Speedus Corp. (NASDAQ: SPDE) today announced a net loss of $3.3 million, or $0.82 per share on a fully diluted basis, for the six months ended June 30, 2008 compared to a net loss of $1.8 million, or $0.45 per share on a fully diluted basis, for the six months ended June 30, 2007. The loss before depreciation and amortization was $3.0 million for the six months ended June 30, 2008 compared to a loss before depreciation and amortization of $1.7 million for the six months ended June 30, 2007.

For the quarter ended June 30, 2008, the Company reported a net loss of $1.9 million, or $0.48 per share on a fully diluted basis, compared to a net loss of $0.6 million, or $0.15 per share on a fully diluted basis, for the quarter ended June 30, 2007. The loss before depreciation and amortization was $1.9 million for the quarter ended June 30, 2008 compared to a loss before depreciation and amortization of $0.5 million for the quarter ended June 30, 2007.

For the six months ended June 30, 2008, total operating expenses, before depreciation and amortization, amounted to $3.5 million compared to $2.8 million for the six months ended June 30, 2007. For the quarter ended June 30, 2008, total operating expenses, before depreciation and amortization, amounted to $2.2 million compared to $1.3 million for the six months ended June 30, 2007.

The results for the quarter and six months ended June 30, 2008 were primarily impacted by increases in operating expenses, before depreciation and amortization, in the amount of $0.5 million in both periods as a result of the acquisition of Density Dynamics in March 2008 and decreases in investment income of $0.4 million and $0.6 million, respectively.

In March 2008, the Company acquired a majority interest in the newly formed Density Dynamics. The DDC product line responds to the energy use problems generated by data center growth (the Data Center Energy Crises identified by IBM in Project Big Green (www-03.ibm.com/press/us/en/pressrelease/24395.wss)). The new technology platform delivers cutting edge computer memory and processing capabilities based on solid-state technology, combined with a proprietary power management system that significantly lowers power use when compared with traditional spinning drives. DDC products are currently under evaluation by several large U.S. corporations for their server networks. The technology significantly improves the performance of legacy server networks and sharply reduces power consumption in data centers and server “farms.” DDC will be marketing the initial line of products as well as continuing development of the technology. DDC can be found on the web at www.densitydynamics.com.

In June 2008, the Company launched iMarklet as a social bookmarking site enabling members, including iPhone and iTouch users, to share web content with their friends. iMarklet can be found on the web at www.iMarklet.com.

About Speedus Corp.

Additional information on Speedus Corp. may be obtained at www.speedus.com or by contacting Peter Hodge at 888-773-3669 (ext. 23) or phodge@speedus.com.

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Statements contained herein that are not historical facts, including but not limited to statements about the Company’s product, corporate identity and focus, may be forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, the continuing development of the Company’s sales, marketing and support efforts.

These financial statements do not include all information and notes required by generally accepted accounting principles for complete financial statements. These financial statements should be read in conjunction with the Company’s 2007 audited consolidated financial statements and notes thereto on Form 10-K and quarterly reports on Form 10-Q. Operating results for the three and six months ended June 30, 2008 are not necessarily indicative of the results that may be expected for the year ending December 31, 2008.

SPEEDUS CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended June 30,		Six months ended June 30,

	2008	2007	2008	2007

Revenues	$257,213	$213,136	$377,447	$386,455

Expenses:
Selling, general and administrative	1,575,304	810,437	2,293,430	1,920,698
Research and development	606,218	380,641	1,100,430	734,261
Depreciation and amortization	29,982	53,100	323,679	105,093
Cost of sales	45,551	76,873	81,656	141,702

Total operating expenses	2,257,055	1,321,051	3,799,195	2,901,754

Operating loss	(1,999,842)	(1,107,915)	(3,421,748)	(2,515,299)
Investment income	95,136	513,050	150,675	710,165
Interest expense	(18,500)	—	(18,500)	—

Net loss	$(1,923,206)	$(594,865)	$(3,289,573)	$(1,805,134)

Per share:
Loss per common share - basic and diluted	$(0.48)	$(0.15)	$(0.82)	$(0.45)

Weighted average common shares
outstanding - basic and diluted	3,988,805	3,992,042	3,990,375	3,992,181

SPEEDUS CORP.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$8,927,708	$8,845,358
United States Treasury bills	—	2,996,700
Marketable securities	141,718	92,190
Accounts receivable and other	87,650	79,623
Assets held for sale	—	342,000

Total current assets	9,157,076	12,355,871
Property and equipment, net of accumulated
depreciation of $119,849 and $112,353	74,447	50,569
Other investments	800,000	800,000
Other intangible assets, net of accumulated
amortization of $20,535 in 2008	563,865	—
Other assets	73,524	83,127

Total assets	$10,668,912	$13,289,567

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$56,748	$46,413
Accrued liabilities	1,188,922	1,390,803
Current portion of redeemable preferred stock	363,950	—

Total current liabilities	1,609,620	1,437,216
Redeemable preferred stock ($.0001 par value;
100,000 shares authorized; 70,940
shares issued and outstanding), net of current portion	363,950	—

Total liabilities	1,973,570	1,437,216
Commitments and Contingencies
Stockholders' equity:
Preferred stock ($.01 par value; 20,000,000 shares authorized):
Series A Junior Participating ($.01 par value;
4,000 shares authorized; no shares issued)	—	—
Common stock ($.01 par value; 50,000,000
shares authorized; 5,438,006 shares issued)	54,380	54,380
Additional paid-in-capital	91,934,849	91,797,457
Treasury stock (at cost; 1,449,201 and 1,445,634 shares)	(6,089,906)	(6,085,078)
Accumulated deficit	(77,203,981)	(73,914,408)

Stockholders' equity	8,695,342	11,852,351

Total liabilities and stockholders' equity	$10,668,912	$13,289,567